EXHIBIT 23





                       Consent of Independent Accountants

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 on Form S-8 to the registration statement of Cadmus Communications Corporation (File No. 2-90742) and the registration statement of Cadmus Communications Corporation on Form S-8, as filed with the SEC on November 18, 1986, and the registration statement of Cadmus Communications Corporation on Form S-8 (File No. 33-87690), of our report dated August 2, 1994 on our audits of the consolidated financial statements and financial statement schedules of Cadmus Communications Corporation and Subsidiaries as of June 30, 1994 and 1993, and for the years ended June 30, 1994, 1993 and 1992, which report is included in this Annual Report on Form 10-K.


                                               Coopers & Lybrand L.L.P.

Richmond, Virginia
August 2, 1994